LICENSE AGREEMENT


         This License Agreement is made and entered into effective as of the 29th day of May 2001, by and between Videolocity Direct, Inc., a Nevada corporation ("Video Direct"), and Merit Studios, Inc., a Delaware corporation ("Merit"), upon the following:

                                    Premises

         WHEREAS, Merit and Video Direct entered into that certain Amended and Restated License Agreement (the "WormHole-Video License Agreement") dated as of March 6, 2001, pertaining to the WormHole Video System, which agreement superseded and replaced the license agreement previously entered into between Merit and Videolocity, Inc. dated as of October 27, 2000; and

         WHEREAS, Merit desires to license to Video Direct and Video Direct desires to license from Merit all aspects and applications of Merit's "WormHole Technology" other than the application previously licensed by Video Direct under the WormHole-Video License Agreement, upon and subject to the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants to be performed and benefits to be received hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Merit and Video Direct agree as follows:

                                    Agreement

         1. Grant of License. Merit hereby grants Video Direct an exclusive license for the period commencing as of May 29, 2001 and expiring at midnight on May 28, 2011 to use, and to sublicense others to use, the WormHole Technology (as defined herein) in any and all countries in the world and the universe. Such license shall continue on a non-exclusive basis from May 29, 2011 until the expiration or termination of this Agreement. The term "WormHole Technology" shall mean Merit's proprietary data compression/representation technology, which is more particularly described in exhibit A attached hereto and incorporated herein by reference, and all applications thereof except the application of such technology to compress and deliver video content, which application is the subject of the WormHole-Video License Agreement. The term WormHole Technology shall refer to Merit's proprietary WormHole Technology as the same exists on the date of this Agreement and as the same may be modified, improved or enhanced during the term of this Agreement and shall include the system as a whole and each component thereof. Upon the expiration or earlier termination of this Agreement, any license or sublicense for the WormHole Technology granted by Video Direct to a third party during the term of this Agreement shall continue in full force and effect in accordance with its terms, except that Merit shall be entitled to receive any payments payable to Video Direct under such agreement from and after the expiration or earlier termination of this Agreement.

         2. Term. The term of this Agreement shall commence on the date hereof and expire at midnight on May 28, 2021.

         3. License Fees. Video Direct shall make the following payments to Merit in the amounts and at the times indicated as payment for the license granted to Video Direct hereunder:


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

         A. Payment Upon Execution. Video Direct shall pay Merit Two Hundred Thousand Dollars (&2000.000) on the date of execution hereof, the receipt of which is hereby acknoledged by Merit.

         B. Advance Royalty Payments. Video Direct shall make the following advance royalty payments to Merit on the dates indicated below. Such advance royalty payments shall be in addition to the Royalties payable by Video Direct to Merit under Section 3.C below

         (i) One Hundred Fifty Thousand Dollars ($150,000) on or before August 1, 2001

         (ii) Two Hundred Fifty thousand Dollars ($250,000) on or before the end of each of the four (4) calendar quarters commencing with the calendar quarter ending September 30, 2001 and continuing through and including the calendar quarter ending June 30, 2002.

         (iii) Five Hundred Thousand Dollars ($500,000) on or before the end of each of the sixteen (16) calendar quarters commencing with the calendar quarter ending September 30, 2002 and continuing through and including the calendar quarter ending June 30, 2006.

         (iv) One Million Dollars ($1,000,000) on or before the end of each of the twenty (20) calendar quarters commencing with the calendar quarter ending September 30, 2006 and continuing through and including the calendar quarter ending June 30, 2011.


         In the event Video Direct fails to make the minimum advance royalty payments to Merit in the respective amounts and by the respective dates indicated above, then Merit may, upon written notice to Video Direct, modify the exclusive license granted to Video Direct pursuant to Sections 1 of this Agreement so that it constitutes a non-exclusive license, and from and after the date of such notice, Merit shall be entitled to grant non-exclusive licenses to the WormHole Technology to third parties. In such event, this Agreement shall continue in full force and effect on the terms and conditions set forth herein except that the license granted to Video Direct hereunder shall be non-exclusive and there shall be no further requirement under this section with respect to the payment of advance royalties by Video Direct. Notwithstanding the foregoing, in the event Video Direct fails to make the advance Royalty payments to Merit specified in subparagraphs 3.B (i) and (ii) above by their respective due dates, and if such default is not cured within thirty (30) days after written notice of such default by Merit, then Merit may in its sole discretion terminate this Agreement upon written notice of termination to Video Direct.

         C. Royalty Payments. Video Direct shall make the following royalty payments to Merit (collectively referred to herein as the "Royalties").


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

         (i) Twenty percent (20%) of the Net Revenue (as defined herein) received by Video Direct from its use and sublicense of the WormHole Technology, except initial, up- front payments from the sale of sublicenses, which are addressed in subparagraph (ii) below (the "Revenue Royalty"). The Revenue Royalty shall be paid by Video Direct to Merit on a monthly basis within 30 days following the end of the month in which the Revenue Royalty was earned. Each payment of the Revenue Royalty shall be accompanied by a statement setting forth the data and information used to calculate the Revenue Royalty and showing the manner of calculation. For purposes of this Agreement, "Net Revenue" shall mean the revenue derived by Video Direct from its use or sublicense of the WormHole Technology less any direct costs (not including Video Direct's general and administrative expenses) incurred by Video Direct in connection with the implementation or operation of the WormHole Technology.

         (ii) Forty Percent (40%) of the initial, up-front payments received by Video Direct from the sale of sublicenses of the WormHole Technology to sub licensees (the "Sublicense Royalty). Such Sublicense Royalty shall be paid by Video Direct to Merit on a monthly basis within 30 days following the end of the month in which the subject sublicense payments are received by Video Direct.

     4.  Obligations of Merit.

     (a) Merit shall complete development of the WormHol Technology so it is subject to commercialization and is fully operational on or before September 30, 2001, and is capable of reducing and/or compressing any and all electronic data files of any size to a size of Two Hundred
         (200) Kilobytes or smaller and then restoring such data files to their original form and format with no errors or alterations. Merit warrants that the WormHole Technology will continue to perform to such specifications, and in accordance with the description of the WormHole Technology attached hereto as Exhibit A, during the term of this Agreement.

     (b) Merit shall devote all its resources to completion of the WormHole Technology and shall not undertake any other activities or projects (other than completion of the WormHole Video System) until the WormHole Technology has become fully operational.

     (c) Merit shall train Video Direct's employees to use and employ the WormHole Technology to properly compress/reduce and uncompress/restore data files as necessary to provide on-going services to its customers.

     (d) Merit shall make its management and technical personnel (including its President, Michael John) available as may be reasonably necessary to assist Video Direct in demonstrating and/or deploying the WormHole Technology.


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

     (e) During the term of this Agreement, Merit shall use its commercially reasonable efforts to upgrade and improve the WormHole Technology to maintain its competitiveness in the data compression market.

     (f) All payments received by Merit under this Agreement shall be applied first to the reduction of Merit's outstanding debt, including debt to related parties, and none of such payments shall be utilized to pay compensation or dividends until such time as all Merit's indebtedness has been paid and satisfied.

         5. Obligations of Video Direct. Video Direct shall use its commercially reasonable efforts to expeditiously commercialize and market the WormHole
Technology in as many market sectors and in as many geographical areas as practicable.

         6. Warranties of Merit. Merit warrants that it has good and marketable title to the WormHole Technology with full right, power and authority to enter into this Agreement and perform its obligations hereunder without the consent or authorization of any third party, and that the WormHole Technology is not subject to any liens, security interests or other encumbrances.

         7.  Security  Interest/Escrow.  Merit  hereby  grants  Video  Direct  a continuing security interest in the WormHole Technology to secure the performance of its obligations under this Agreement. During the term of this Agreement, Merit: (a) shall maintain the first priority of Video Direct's lien and security interest in the WormHole Technology; (b) shall defend and maintain title to the WormHole Technology; (c) shall not create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, charge or encumbrance on the WormHole Technology; (d) shall immediately give notice to Video Direct of any claim arising in connection with the WormHole Technology, or of any condition or event which constitutes, or, with notice or the lapse of time or both would constitute, a default by Merit in its material obligations under this Agreement; (e) shall comply, and cause all activities with respect to the business of Merit to comply, with all applicable laws, statutes, rules, regulations, ordinances, decrees, judgments and orders; and (f) shall not move the WormHole Technology from its current location at the current executive offices of Merit in Las Vegas, Nevada without twenty (20) days advance written notice to Video Direct. Merit shall not sell, assign, convey or otherwise transfer, or suffer or permit the sale, assignment, conveyance or other transfer of any of the WormHole Technology or any interest therein except those that are specifically made subject and subordinate to this Agreement and the rights of Video Direct hereunder. Merit shall execute and deliver such further documents (including appropriate UCC-1 filings) and do such other acts and things as Video Direct may reasonably request in order to effectuate the purposes of this Agreement.

         Within sixty (60) days of the date of this Agreement, Merit will deliver to SourceFile or another escrow agent specializing in the escrow of intellectual property chosen by Merit (and which is reasonably acceptable to Video Direct), to hold in escrow: (i) one copy of each software program utilized in connection with the WormHole Technology in machine readable form, including source code; and (ii) one copy of any documentation, instruction manuals and similar items for each such software program and with respect to any other


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

intellectual property, proprietary information or aspect of the WormHole Technology required to operate the same at peak capacity and efficiency (the "Escrow Materials"). The escrow agent's fee shall be paid by Video Direct. The escrow agreement shall provide that in the event Merit: fails to perform its material obligations under this Agreement, and such failure continues for thirty
(30) days after notice from Video Direct (unless such failure cannot reasonably be cured within thirty (30) days and Merit has begun good faith efforts to resolve such failure); Merit makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, files, or has filed against it, an action under any state insolvency or similar law for the purpose of seeking its bankruptcy, reorganization, or liquidation, which action is not discharged within sixty (60) days of such filing; enters an order for relief under the Bankruptcy Code, or has its business affairs wound up or liquidated, voluntarily or involuntarily; or Merit ceases business operations for any other reason whatsoever; upon delivery by Video Direct of a certificate signed by its president certifying the occurrence of one of the foregoing events and providing evidence of the same, the escrow agent shall immediately report such delivery to Merit. Merit shall have ten (10) business days to respond to such certificate. If Merit agrees with the request for release of the Escrow Materials or fails to respond within the ten (10) business day period, the Escrow Materials will be delivered to Video Direct, together with a non-exclusive license to use the Escrow Materials as necessary to effect the terms and conditions of this Agreement. If Merit disagrees with the reasons stated for the release of the Escrow Materials, Merit shall set forth in writing the reasons why its disagrees and shall provide copies of such explanation to the escrow agent and Video Direct, and the escrow agent shall promptly commence an expedited arbitration proceeding under the rules of the American Arbitration Association for a determination as to whether or not (A) the reason for release is accurate, and (B) the Escrow Materials should be released to Video Direct. The costs of arbitration, including reasonable attorney's fees, incurred by the prevailing party shall be paid by the non-prevailing party. Notwithstanding any release of the Escrow Materials to Video Direct, the terms and conditions of this Agreement shall remain in full force and effect.

8. Audit Rights. Video Direct agrees to allow an independent certified public accountant selected by Merit and reasonably acceptable to Video Direct, which accountants shall not be compensated on a contingency basis and shall be bound to keep all information confidential except as necessary to disclose discrepancies to Merit, to audit and analyze relevant accounting records of Video Direct to ensure compliance with all terms of this Agreement. Any such audit shall be permitted within thirty (30) days of Video Direct's receipt from Merit of a written request to audit, during normal business hours, at a time mutually agreed upon. The cost of such an audit shall be borne by Merit unless a material discrepancy is found, in which case the cost of the audit shall be borne by Video Direct. A discrepancy shall be deemed material if it involves a payment or adjustment of more than five percent (5%) of the amount actually due from Video Direct in any given quarter. Audits shall occur no more frequently than once per calendar year and shall not interfere unreasonably with Video Direct's business activities and shall be conducted in Video Direct's facilities during normal business hours on reasonable notice. An audit may cover any period; provided that: (i) the period has not been previously audited; and (ii) the period under audit is within a two-year period immediately preceding the commencement of the audit. Video Direct shall promptly reimburse Merit for the amount of any discrepancy arising out of such audit, which indicates that Merit is owed amounts hereunder as well as the costs of the audit, if applicable, as provided above.


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

         9. Scope of License. The exclusive license granted in this Agreement shall be exclusive both as to Video Direct acting in its own name or for its own account, and as to any third parties that may be licensed or otherwise acting under authority of Video Direct. Specifically, but not by way of limitation of the foregoing, Merit agrees that as long as the license granted to Video Direct under this Agreement is exclusive, Merit will not in its own name or for its own account, nor will it authorize any third party, to use, sell, lease, license or otherwise market or sell the WormHole Technology anywhere in the world.

         10. Patents, Trademarks Etc. Merit agrees to cooperate with Video Direct in taking any steps the parties believe to be necessary or desirable to protect Merits ownership of the WormHole Technology, including the filing of patents and/or trademark applications.

         11. Indemnification. Each party (the "Indemnifying Party") shall defend, indemnify and hold harmless the other party (the "Indemnified Party") and its agents, officers, board members and employees from and against any and all claims, damages, losses and expenses (including reasonable attorney's fees) for claims caused by (i) violation by the Indemnifying Party of any state, federal or other governmental license or regulations, and (ii) violation by the Indemnifying Party of any third party proprietary rights (including without limitation, patent, copyright, trade secret and trademark rights); and (iii) damages to property, injury or death to persons or for any other damage arising due to the active or passive negligence of the indemnifying party.

         12. Infringement. Merit represents and warrants that it is not aware of any patent, copyright, trade secret or other property right of any third party that would be infringed or violated by the development, manufacture, use, license or sale of the WormHole Technology. In the event that any such infringement or violation is alleged by any third party against Video Direct, Merit agrees to indemnify and hold Video Direct harmless from and against all damages, claims and liabilities arising in connection therewith and Video Direct agrees to cooperate with Merit in the defense of such alleged infringement or violation. Video Direct shall promptly notify Merit of any such claim of infringement or violation. Video Direct shall refrain from making any admission of liability or from settling such claim without the prior written consent of Merit.

         Merit shall promptly and decisively assert its patent or other intellectual property rights against any third party infringer who is making, using or selling a device that infringes on any of the intellectual property rights pertaining to the WormHole Technology. Video Direct shall promptly notify Merit of any such infringing activity of which it becomes aware.

         13. Termination. This Agreement may be terminated only:

         (a) By one party if the other party should be in default in any material term or provision this Agreement (which term or provision does not specify a remedy upon such default), and such defaulting party has failed to cure such default within thirty (30) days following written notice of such default from the non-defaulting party;


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

         (b) By one party, if the other party: makes a general assignment for the benefit of creditors; suffers or permits the appointment of a receiver for its business or assets; files, or has filed against it, an action under any state insolvency or similar law for the purpose of seeking its bankruptcy, reorganization, or liquidation, which action is not discharged within sixty (60) days of such filing; enters an order for relief under the Bankruptcy Code; or has its business affairs wound up or liquidated, voluntarily or involuntarily.

         (c) By Merit in the manner provided in Section 2.B of this Agreement.

The parties may exercise their rights to terminate under this Section 13 by specifying in a written notice to the other party the nature and extent of the other party's default(s) and by specifying a termination date, which shall be not less than ten (10) days from the date of such notice (which ten days shall be in addition to the applicable cure period).

         14. Confidentiality. Confidential Information means all proprietary data, concepts, projections, strategies, client lists, marketing plans, designs, processes, methods of operation, innovations, and other information pertaining to the business operations and other activities of Merit, on the one hand, and Video Direct and its affiliated companies on the other hand. Each party shall, during the term of this Agreement use the Confidential Information disclosed or provided by the other party, whether orally, written, by demonstration, in models or otherwise, only as permitted under this Agreement and shall maintain all such Confidential Information in confidence and shall not disclose or divulge such Confidential Information to any third party or to any of its own personnel not having a need to know such information, provided that the parties have informed their respective personnel of the parties' obligations under this
Section 13, and provided further that each third party to whom such disclosure is made shall have entered into a non-disclosure agreement the terms of which require such third party to maintain the confidentiality of the Confidential Information. Notwithstanding the foregoing, a party shall not be liable for disclosure of any such Confidential Information which:

         (a) can be demonstrated by reasonable documentary evidence to have been in the possession of such party prior to receipt from the other party, provided that the source of such information was not known to the receiving party to be bound by a confidentiality agreement with or other contractual or fiduciary obligation of confidentiality to the delivering party or any other person with respect to such information;

         (b) is or becomes part of the public domain other than through an act or omission attributable to employees or agents of the receiving party; or

         (c) is or is made available to the receiving party by a third party unaffiliated with the delivering party and which has no obligation to the delivering party in respect thereof.


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

Upon the termination of this Agreement, each party agrees to promptly return to the other all Confidential Information provided by the other party hereunder, and all copies thereof, in its possession.

         15. Notices. Any notice, consent, approval, request, authorization, direction or other communication under this Agreement ("Notice") that is required to be given in writing will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile;
(ii) on the delivery date if delivered personally to the party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by


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

U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. Such notices shall be addressed as follows:

                                  If to Merit:        Michael John
                                                      President
                                                      Merit Studios, Inc.
                                                      1930 Village Center Circle
                                                      PMB #402, Suite 3
                                                      Las Vegas, Nevada 89134

                                 If to Video Direct:  George Norman
                                                      Chairman
                                                      Videolocity Direct, Inc.
                                                      358 South 700 East, #B604
                                                      Salt Lake City, Utah 84102

or at such other address as any of the parties hereto may specify by notice to the other parties hereto in accordance with this Section 15.

         16. Publicity. The parties shall issue a joint press release in mutually acceptable form announcing their execution of this Agreement. Thereafter, neither party shall issue any press release, file any report or make any other public communication that includes the name or describes the activities of the other party without first providing the other party with a copy of any such proposed release, filing or communication and providing such party with an adequate opportunity to comment thereon.

         17. Assignment. None of the rights or obligations under this Agreement shall be assignable by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         18. No Partnership. No agency, partnership, joint venture, or employment is created as a result of this Agreement and neither party nor its agents shall have any authority of any kind to bind the other party in any respect whatsoever.

         19. Governing Law. This Agreement shall be deemed to have been entered into, and shall be construed and enforced in accordance with the laws of the State of Utah.

         20. Expenses of Legal Proceedings. If any action, suit or proceeding is brought by a party with respect to a matter or matters governed by this Agreement, all costs and expenses of the prevailing party incurred in connection with such proceeding, including reasonable attorneys' fees, shall be paid by the nonprevailing party.

         21. Severability. If any provision of this Agreement is or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.


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

         22. Waiver. No waiver of any right under this Agreement shall be effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future breach or failure or of any other right arising under this Agreement.

         23. Section Headings. The headings of the sections contained herein are for convenience only and are not deemed to limit or construe the contents thereof.

         24. Authorization/No Conflict. Each person signing this Agreement on behalf of the corporate party represents and warrants that he or she is a duly authorized and acting officer of the corporation on whose behalf he or she is signing, that the corporation has full power and authority to execute and enter into this Agreement, and that this Agreement has been duly and validly authorized and approved by the board of directors of the corporation in accordance with its charter, governing instruments and the provisions of applicable law. Each corporate party warrants that the execution, delivery and performance of this Agreement by it will not violate any provision of its charter, bylaws or agreements governing it, or any applicable state or federal law, statute, rule, regulation, ordinance, decree, judgment or order, and will not conflict with or result in any breach of any provision of, or constitute a default under, or result in the imposition of any lien or charge upon, any assets of such party, or result in the acceleration of any obligation under the terms of any agreement or document binding upon such party.

         25. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, promises and representations made by either party to the other concerning the subject matter hereof. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by duly authorized representatives of both parties hereto.

         26. Binding Effect. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall bind the respective legal representatives, successors and assigns of the parties.

         IN WITNESS HEREOF, Merit and Video Direct have caused this License Agreement to be duly executed as of the date first written above.


                                   Merit:          Merit Studios, Inc.
                                                   A Delaware Corporation


                                                   By: /s/ Michael Jonh
                                                   --------------------
                                                           Michael John
                                                           President

                                   Video Direct:   Videolocity Direct, Inc.
                                                   A Nevada Corporation


                                                   By: /s/ George Norman
                                                   ---------------------
                                                           George Norman
                                                           Chairman


             Acknowledged and agreed to this 29th day of May, 2001.



                                                   By: /s/ Michael John
                                                   --------------------
                                                           Michael John,
                                                           an individual and the
                                                           inventor of  the Worm
                                                           Hole Technology


                                       11
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